Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143336

PROSPECTUS

THE COOPER COMPANIES, INC.

OFFER TO EXCHANGE

$350,000,000 principal amount of its 7.125% Senior Notes due 2015 which have been registered under the Securities Act,

for any and all of its outstanding 7.125% Senior Notes due 2015

We are offering to exchange our 7.125% senior notes due 2015, or the “exchange notes,” for our currently outstanding 7.125% senior notes due 2015, or the “private notes.” The exchange notes are substantially identical to the private notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the private notes and we will issue the exchange notes under the same indenture. We refer to the private notes and the exchange notes collectively in this prospectus as the “notes.”

The exchange notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured obligations and senior to our subordinated indebtedness. The exchange notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. Certain of our direct and indirect subsidiaries will guarantee the exchange notes with unconditional guarantees that will be unsecured. These guarantees will rank equally with all existing and future unsecured senior obligations of the guarantors and will be effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets securing that indebtedness. The exchange notes will be structurally subordinated to indebtedness and other liabilities, including payables, of our non-guarantor subsidiaries.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on July 18, 2007, unless extended.

•	We will exchange all private notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of private notes at any time before the exchange offer expires.

•	The exchange of private notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for private notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

Investing in the exchange notes involves risks. See “ Risk Factors” beginning on page 13 of this prospectus and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2006 and in Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2007 and April 30, 2007, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2007.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

WHERE YOU CAN FIND MORE INFORMATION

The Cooper Companies, Inc. and the subsidiary guarantors have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Securities Act”, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to The Cooper Companies, Inc., the subsidiary guarantors and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnish pursuant to Item 9.01) of Form 8-K) until our offering is completed or terminated.

(a) Our Annual Report on Form 10-K for the fiscal year ended October 31, 2006;

(b) Our Definitive Proxy Statement on Schedule 14A filed on February 6, 2007;

(c) Our Quarterly Reports on Form 10-Q for the quarter ended January 31, 2007, filed on March 9, 2007, and for the quarter ended April 30, 2007, filed on June 8, 2007; and

(d) Our Current Reports on Form 8-K filed on November 21, 2006, January 22, 2007 (Item 8.01 only), January 26, 2007, February 6, 2007, February 21, 2007, March 6, 2007, March 26, 2007, April 3, 2007, May 8, 2007, and May 29, 2007.

Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

The Cooper Companies

6140 Stoneridge Mall Road

Suite 590

Pleasanton, CA 94588

Attention: Investor Relations

Telephone: (925) 460-3600

You may also obtain copies of these filings, at no cost, by accessing our website at http://www.coopercos.com; however, the information found on our website is not considered part of this prospectus. To obtain timely delivery of any copies of filings requested, please write or telephone no later than July 13, 2007, five days prior to the expiration of the exchange offer.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of private notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus and the documents incorporated by reference in this prospectus includes “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular Sciences, Inc. (Ocular) business, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that acquired businesses will not be integrated successfully into CooperVision (CVI) and CooperSurgical (CSI), including the risk that we may not continue to realize anticipated benefits from our cost-cutting measures and inherent in accounting assumptions made in the acquisitions; the risks that CVI’s new products will be delayed or not occur at all, or that sales will be limited following introduction due to manufacturing constraints or poor market acceptance; risks related to implementation of information technology systems covering our businesses and any delays in such implementation or other events which could result in management having to report a material weakness in the effectiveness of our internal control over financial reporting; risks with respect to the ultimate validity and enforceability of our patent applications and patents and the possible infringement of the intellectual property of others; and the impact of the NeoSurg Technologies, Inc. (NeoSurg), Inlet Medical, Inc. (Inlet), Select Medical Systems, Inc. (Select Medical) and Lone Star, Inc. (Lone Star) and Wallach Surgical Devices, Inc. (Wallach) acquisitions on CSI’s and our revenue, earnings and margins.

Events, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, variations in stock option expenses caused by stock price movement or other assumptions inherent in accounting for stock options, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects of natural disasters on patients, practitioners and product distribution, cost of business divestitures, changes in expected utilization of recognized net operating loss carry forwards, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates and other events described or incorporated by reference in this prospectus, including under the heading “Risk Factors” in this prospectus and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2006 and in Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2007 and April 30, 2007. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financials statements, that are part of the reports that we file with the Securities and Exchange Commission, or SEC, and that are incorporated by reference in this prospectus. Please see the section entitled “Where You Can Find More Information.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this entire prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 13 of this prospectus and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2006 and in Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2007 and April 30, 2007, which are incorporated by reference herein.

Our Company

We are a leading developer, manufacturer and marketer of vision care and women’s healthcare products. Our vision care products include a broad range of contact lenses for the worldwide vision correction market. We are a leader in a number of the contact lens markets in which we compete, including specialty contact lenses and disposable spherical lenses. We also believe we have a leading position among companies providing medical device products to the U.S. in-office obstetrics and gynecology market. For fiscal 2006, we generated revenue of $859.0 million.

We currently develop, manufacture and market our products through the following two operating divisions:

•

CooperVision, Inc. (CVI). Our CVI division develops products for the global contact lens market. CVI’s core product lines include specialty lenses (toric, cosmetic and multifocal lenses), phosphorcylcholine PC Technology™ brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses. We have the third-largest share of the soft contact lens market globally, and we are the global leader in toric lenses. Our products are primarily manufactured at our facilities located in the United Kingdom, Puerto Rico and Norfolk, Virginia. We distribute these products out of Rochester, New York, and the United Kingdom and various smaller international distribution facilities. Our CVI division accounted for approximately 85.5% of our revenue for fiscal 2006.

•

CooperSurgical, Inc. (CSI). Our CSI division develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. These products currently address a variety of medical conditions, including cervical disease, infertility, incontinence, menopause and osteoporosis. Our products are primarily manufactured and distributed at our facility in Trumbull, Connecticut. Our CSI division accounted for approximately 14.5% of our revenue for fiscal 2006.

Our Market Opportunities

We estimate that the worldwide soft contact lens market was approximately $4.7 billion in 2006 and is expected to grow 7% annually to $6.9 billion in 2011. We estimate that the U.S. market in which we participate for products used by gynecologists and obstetricians was approximately $1.6 billion in 2006 and is expected to grow 14% annually through 2011. Several factors are driving growth in these markets, including, but not limited to:

•	Favorable demographics. Demographic trends are driving growth in the markets for both vision care and women’s healthcare products. In the vision care market, these trends include an increase in the reported incidence of myopia (nearsightedness) due in part to the recently described “computer vision syndrome” as well as an increase in patients adopting contact lenses at an earlier age. In addition, growth in the United States is benefiting from the “baby boomlet” of Americans aged 15-29, an age group which is expected to grow from 59 million in 2000 to 64 million in 2015 according to the U.S. Census Bureau’s projections. In the gynecological products market, a rapidly growing middle-aged population is driving growth for our products. There were approximately 32 million female Americans aged 45 to 64 in 2000, according to the U.S. Census Bureau’s projections. This age group is expected to increase to approximately 43 million by 2015. We believe that, consistent with an aging population, menopausal problems—abnormal bleeding, incontinence and osteoporosis—will increase as well. In addition, the trend toward delaying the age of childbearing to the mid-thirties and beyond will likely drive increasing treatment for infertility.

•

Improving technologies. Advances in technologies and procedures have expanded the efficacy of products in the vision care and women’s healthcare markets. In the contact lens market, wearer drop out rates are declining as new technologies improve both performance and comfort. For example, our Proclear® line of spherical, multifocal and toric lenses are manufactured with a material that incorporates a proprietary technology that helps enhance tissue-device compatibility, alleviating mild discomfort related to drying. Proclear® lenses are the only contact lenses with U.S. Food and Drug Administration (FDA) clearance for the claim “… may provide improved comfort for contact lens wearers who experience mild discomfort or symptoms relating to dryness during lens wear associated with Evaporative Tear Deficiency or from Aqueous Tear Deficiency (non-Sjogren’s only).” Evaporative Tear Deficiency and Aqueous Tear Deficiency are commonly known as “Dry Eye Syndrome.”

•

Practitioner preferences. We believe a transition in the prescribing preferences of physicians is driving growth in the vision care market. In the market for contact lenses, there is a trend toward higher-value specialty lenses and away from low-featured “commodity” lenses. There is also a trend toward prescribing single-use lenses, as well as a shift in the U.S. market toward silicone hydrogel lenses. We believe these dynamics will continue to drive growth in the vision care market.

Our Competitive Strengths

•

Diversified product portfolio. We believe we are the only contact lens manufacturer to use three different manufacturing processes to produce contact lenses. These processes yield a wider range of lens parameters than our competitors, providing greater choices for patient and practitioner and better visual acuity. In our CSI division, we have actively built a broad product portfolio over the past 16 years targeting the U.S. in-office obstetrics and gynecology market and in some instances we offer all of the items needed for a complete procedure. We believe this product breadth is a competitive advantage vis-à-vis many of our competitors that offer a limited suite of products.

•

Established market positions. We have the leading share of the global soft toric lens market, and are the third largest soft contact lens manufacturer globally. We have a global footprint, with a significant presence in the Americas, Europe and Asia/Pacific. We believe we benefit from these established positions due to the market’s significant barriers to entry, including patients’ reluctance to switch brands, the difficulty of establishing sales channel relationships, proprietary technologies and capital expenditure requirements.

•

Product innovation. We have a strong track record of developing and introducing new contact lens technologies and products. In calendar 2006, we introduced seven new products at CVI, including a single use spherical lens in strip-blister packaging and a limited launch of our Biofinity™ silicone hydrogel monthly spherical lens. We continue to develop products with differentiated technologies to meet our customers’ needs. We believe that we have one of the strongest product pipelines in the industry and expect to introduce five new products in calendar 2007 and 2008, including a silicone hydrogel toric lens and single use spherical lens with Proclear® technology. We believe these new product introductions will strengthen our product portfolio and leading market share in target market segments.

•

Strong, global footprint. We have a global manufacturing and distribution network which serves all major worldwide contact lens markets. Since our inception in 1980, we have developed strong relationships with prescribing physicians by consistently delivering products with innovative technology and of highest quality, and superior customer service. We differentiate ourselves by offering a broad specialty lens product line and focusing on prescribing physicians. This has enabled us to develop a brand name which is highly regarded by prescribing physicians and consumers. Our global manufacturing and distribution infrastructure supports our innovative product line and strong physician relationships by allowing us to deliver products on a timely basis to consumers worldwide.

•

Experienced management team. Members of our management team are widely considered leaders in the industry. With extensive industry experience averaging over 20 years, our management team pioneered the specialty lens market and has successfully diversified our business through the growth of our two divisions. The team has a history of innovation and operational excellence in the marketplace.

Our Strategy

The key elements of our business strategy include:

CooperVision

•

Generate significant cash flow. Our diversified product portfolio, established market positions, history of product innovation and global footprint have enabled us to generate strong and stable operating cash flows over the past several years. We have demonstrated the scalability of our business by generating significant cash flow while also continuing to grow our revenue. We expect our cash flow generation to continue as we focus on value-added, premium products and expanding our margins through operational efficiencies.

•

Improve market position. We have gained our leading market positions in part by offering a diverse suite of products to our customers. We intend to continue to broaden our product portfolio by developing new and differentiated products through our internal research and development platforms. By launching innovative products and offering a high level of customer service, we intend to improve our market position in all of our geographic segments. In calendar 2006, we launched seven new products in our CVI division that address markets worldwide, and plan to continue to introduce new products annually.

•

Focus on premium specialty lenses. We believe an ongoing shift in the market toward specialty lenses will continue and we are focused on leveraging our existing market presence and product portfolio to increase our revenue in these segments. Our acquisition of Ocular Sciences, Inc. (Ocular) in 2005 capitalized on these market trends by providing us with patented silicone hydrogel and single-use lens technologies. Specialty lenses (toric, multifocal and cosmetic lenses) accounted for over 40% of our CVI revenue in fiscal 2006.

•

Innovate and introduce new products. We believe our ability to develop new technology and to advance existing technology to create new products for the vision care market will enable us to increase our revenue and profitability. For example, we believe that our contact lenses provide superior comfort through our use of the lens edge technology provided under the patents covered by our Edge Patent License. In addition, we are actively developing the manufacturing capability to produce silicone hydrogel lens products. We are actively investing in our research and development capabilities, which will enable us to maintain our technology leadership.

•

Improve operating efficiencies. We have an ongoing focus on cost controls, realizing cost efficiencies and maintaining flexible capacity in our manufacturing operations. We also continually seek to drive improvements in equipment utilization, process yields and labor productivity in our manufacturing plants and to maintain our position as a low cost provider. We are converting our plants to a higher-volume manufacturing platform obtained in our 2005 acquisition of Ocular, which will increase the scalability of our operations. We believe that we have made significant progress in the integration of our acquisition of Ocular and achieved synergies through both cross-selling and cost eliminations. We believe this focus on maintaining a lean organization provides us with the ability to quickly take advantage of emerging market opportunities and offer new and timely products to our customers.

CooperSurgical

•

Maintain a leading position in the in-office segment. The in-office segment of the women’s healthcare industry remains a fragmented market, and as such we plan to continue to expand our leading position in this segment of the market. For example, we believe we have an opportunity to expand our share of the fertility market by augmenting our existing Assisted Reproduction Product offerings. We will continue to build our CSI business by identifying and acquiring selected smaller companies and product lines that will improve our existing market position or serve new clinical areas.

•

Expand our hospital procedure offerings. By expanding into the U.S. hospital market, we are utilizing a new distribution channel to target a large and growing market that has a need for complex surgical products for obstetric and gynecological procedures. We believe our relationship with gynecologic surgeons and focus on devices specific to gynecology surgery will facilitate our successful expansion within the hospital market. For example, in November 2006 we acquired Lone Star Medical Products, Inc. (Lone Star), which advanced our expansion into the hospital segment of women’s healthcare and complemented two other acquisitions we made in 2005 which also address the surgical market.

The Exchange Offer

The Exchange Offer

We are offering to exchange the exchange notes for the outstanding private notes that are properly tendered and accepted. You may tender outstanding private notes only in denominations of $1,000 and integral multiples of $1,000. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $350,000,000 principal amount of private notes is outstanding.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on July 18, 2007, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer

The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

Procedures for Tendering Private Notes

If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must transmit to HSBC Bank, National Association, as exchange agent, on or before the expiration date, either:

•

a computer generated message transmitted through The Depository Trust Company’s Automated Tender Offer Program system, or ATOP, and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal which accompanies this prospectus,; or

•

a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, together with your private notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either:

•	make appropriate arrangements to register ownership of the private notes in your name; or

•	obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your private notes.

Guaranteed Delivery Procedures

If you wish to tender your private notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your private notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Private Notes and Delivery of the Exchange Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes that are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal Rights.”

Material U.S. Federal Income Tax Consequences

The exchange of notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material U.S. federal income tax considerations relating to the exchange of notes, see “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	HSBC Bank USA, National Association, the trustee under the indenture governing the notes, is serving as the exchange agent.

Consequences of Failure to Exchange

If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.

Registration Rights Agreement

You are entitled to exchange your private notes for exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.

Broker-Dealers

Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

We explain the Exchange Offer in greater detail beginning on page 17.

Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the private notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Exchange Notes” section of this prospectus for a more detailed description of the exchange notes.

Issuer	The Cooper Companies, Inc.

Notes Offered	$350,000,000 aggregate principal amount of 7.125% Senior Notes due 2015.

Maturity Date	February 15, 2015.

Guarantees

The exchange notes will be guaranteed by certain of our direct and indirect subsidiaries. Our non-guarantor subsidiaries accounted for $226.4 million, or 50.9%, of our net sales (excluding our non-guarantor subsidiaries’ intercompany sales of $27.3 million) for the six months ended April 30, 2007. Our non-guarantor subsidiaries accounted for $1.5 billion, or 59.1%, of our assets (which excludes our non-guarantor subsidiaries’ net intercompany receivables from us and the guarantors of $4.6 million), and $172.6 million, or 15.8%, of our liabilities (which excludes our non-guarantor subsidiaries’ liabilities to us and the guarantors of $473.8 million) as of April 30, 2007.

Interest Payment Dates	Interest will be payable in cash on February 15 and August 15 of each year, beginning on August 15, 2007.

Ranking

The exchange notes will be our unsecured senior obligations and will rank equally with all of our existing and future senior unsecured debt, and senior to any of our subordinated debt. The guarantees of the exchange notes by certain of our direct and indirect subsidiaries will rank equally to all of such subsidiaries’ existing and future senior unsecured obligations.

The exchange notes and the guarantees thereof will be effectively subordinated to all of our and the guarantors’ secured indebtedness to the extent of the assets securing such indebtedness.

The exchange notes will be structurally subordinated to indebtedness and other liabilities, including payables, of our non-guarantor subsidiaries. As of April 30, 2007, our non-guarantor subsidiaries had $172.6 million of indebtedness and other liabilities, including payables.

See “Capitalization.”

Optional Redemption

We may redeem some or all of the exchange notes at any time prior to February 15, 2011 at a price equal to 100% of the principal amount of the exchange notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described under “Description of the Exchange Notes—Optional Redemption.”

We may redeem some or all of the exchange notes at any time on or after February 15, 2011 at the redemption prices set forth under “Description of the Exchange Notes—Optional Redemption.”

We may redeem up to 35% of the notes (including the private notes and the exchange notes) on or prior to February 15, 2010 from the proceeds of certain sales of our equity securities at 107.125% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes initially issued remains outstanding and the redemption occurs within 90 days of the date of equity offering closing. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer

Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require us to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Sinking Fund	None.

Certain Covenants	The indenture governing the exchange notes contains covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on our capital stock or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions;

•	enter into sale and leaseback transactions; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications. See “Description of the Exchange Notes.”

Listing; Absence of a Public Market for the Notes

The exchange notes are new securities and there is currently no established market for the exchange notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. The exchange notes are expected to be eligible for trading in The PORTALSM Market. The initial purchasers of the private notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the exchange notes without notice.

We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system.

Registration Rights	In connection with the sale of the private notes, we entered into a registration rights agreement with the initial purchasers of the private notes in which we agreed:

•

to use our commercially reasonable efforts to file a registration statement within 120 days after the issue date of the private notes, enabling holders to exchange the private notes for publicly registered exchange notes with substantially identical terms;

•	to use our commercially reasonable efforts to cause the registration statement to become effective within 210 days after the issue date of the private notes; and

•	to file a shelf registration statement for the resale of the private notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

This exchange offer is being made to comply with the registration rights agreement.

If we do not comply with certain of these registration obligations, we will be required to pay additional interest to holders of the private notes under certain circumstances. See “The Exchange Offer—Purpose and Effect.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected consolidated historical financial data and operating data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended October 31, 2005 and in our Form 10-Q for the quarters ended January 31, 2007 and April 30, 2007, all of which are incorporated by reference in this prospectus and our consolidated financial statements and related notes that are incorporated by reference in this prospectus. The summary consolidated financial data as of October 31, 2006 and 2005 and for the fiscal years ended October 31, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The summary consolidated financial data as of October 31, 2004 has been derived from our audited consolidated financial statements which are not included or incorporated by reference in this prospectus. The summary consolidated financial data as of April 30, 2007 and 2006 and for the six month periods ended April 30, 2007 and 2006 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus.

	Year Ended October 31,			Six Months Ended April 30,
	2006	2005	2004	2007	2006
	(in thousands, except for earnings per share)
				(unaudited)
Statement of Income Data:
Net sales	$858,960	$806,617	$490,176	$444,955	$417,136
Cost of sales	332,983	309,785	174,346	188,587	156,612

Gross profit	525,977	496,832	315,830	256,368	260,524
Selling, general and administrative expense	357,842	297,953	190,534	198,457	173,046
Amortization of intangibles	14,303	11,704	2,052	7,843	7,232
Other expenses and costs	40,932	51,341	6,493	23,775	22,052

Operating income	112,900	135,834	116,751	26,293	58,194
Interest expense(3)	37,331	29,725	6,004	20,710	20,300
Provision for income taxes	7,103	16,735	19,664	1,590	4,061
Other expense (income), net(3)	2,232	(2,348)	(1,742)	(828)	2,178

Net income	66,234	91,722	92,825	4,821	31,655
Add interest charge applicable to convertible debt, net of tax	2,090	2,096	2,095	—	1,045

Income for calculating diluted earnings per share	$68,324	$93,818	$94,920	$4,821	$32,700

Earnings per share:
Basic	$1.49	$2.18	$2.85	$0.11	$0.71

Diluted	$1.44	$2.04	$2.59	$0.11	$0.69

Number of shares used to compute earnings per share:
Basic	44,522	42,021	32,534	44,606	44,508

Diluted	47,569	45,983	36,613	45,012	47,606

Dividends paid per share	$0.06	$0.06	$0.06	$0.03	$0.03

Statement of Cash Flows Data:
Cash provided by operating activities	$150,509	$183,843	$101,198	$48,434	$76,364
Cash used in investing activities	(210,610)	(742,320)	(100,637)	(158,883)	(144,714)
Cash provided by (used in) financing activities	37,318	551,789	(8,673)	113,883	53,872
Balance Sheet Data (End of Period):
Cash and cash equivalents	$8,224	$30,826	$39,368	$12,033	$16,555
Property, plant and equipment, net	496,357	379,785	151,065	556,103	447,431
Total assets	2,352,601	2,179,830	811,561	2,509,749	2,290,825
Working capital(1)	180,321	186,092	192,909	241,958	196,691
Long-term debt	681,286	632,652	144,865	817,446	698,187
Stockholders’ equity	1,378,509	1,273,225	544,161	1,417,740	1,330,326
Other Financial Data (unaudited):
Capital expenditures	$142,657	$117,093	$40,505	$90,090	$83,479
EBITDA(2)	172,315	186,820	134,144	60,060	85,289

(1)	Working capital consists of current assets minus current liabilities.
(2)	EBITDA is a non-GAAP financial measure and is defined as net income before income tax expense, interest expense, depreciation and amortization. Our management views EBITDA as the primary measure to review and assess the operating performance of our business. We believe it is useful to investors to provide disclosure of our operating results on the same basis as that used by management. Management and investors also review EBITDA to evaluate our overall performance and to compare our current operating results with corresponding periods and with other companies in our industry. You should not consider EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with GAAP. Because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, it may not be comparable to similarly titled measures of other companies.

The following are the components of EBITDA for the fiscal years ended October 31, 2006, 2005 and 2004 and for the six month periods ended April 30, 2007 and 2006 and a reconciliation of EBITDA to net income.

	Year Ended October 31,			Six Months Ended April 30,
	2006	2005	2004	2007	2006
	(in thousands)
				(unaudited)
Net income	$66,234	$91,722	$92,825	$4,821	$31,655
Add back:
Provision for income taxes	7,103	16,735	19,664	1,590	4,061
Interest expense(3)	37,331	29,725	6,004	20,710	20,300
Depreciation and amortization expense	61,647	48,638	15,651	32,939	29,273

EBITDA	$172,315	$186,820	$134,144	$60,060	$85,289

EBITDA was adversely affected by share based compensation expense of $13,638,000 in fiscal 2006, restructuring and integration costs of $12,104,000 in fiscal 2006 and $15,988,000 in fiscal 2005, corneal health product line phase out of $8,928,000 in fiscal 2006, acquired inventory step-up costs of $16,807,000 in fiscal 2005, acquired in-process R&D of $7,500,000 in fiscal 2006 and $20,000,000 in fiscal 2005, start-up and integration costs—production and distribution of $16,789,000 in fiscal 2006, and litigation costs of $3,262,000 in fiscal 2006, and benefited from gain on derivative instruments of $1,945,000 in fiscal 2005.

EBITDA was adversely affected by share based compensation expense of $11,191,000 and $8,236,000 in the six months ended April 30, 2007 and 2006, respectively, restructuring and integration costs of $14,229,000 and $3,158,000 in the six months ended April 30, 2007 and 2006, respectively, corneal health product line phase out of $21,000 and $3,112,000 in the six months ended April 30, 2007 and 2006, respectively, acquired inventory step-up costs of $108,000 in the six months ended April 30, 2007, acquired in-process R&D of $4,157,000 and $7,500,000 in the six months ended April 30, 2007 and 2006, respectively, start-up and integration costs—production and distribution of $20,074,000 and $3,627,000 in the six months ended April 30, 2007 and 2006, respectively, and litigation costs of $3,394,000 and $908,000 in the six months ended April 30, 2007 and 2006, respectively.

(3)	Interest expense includes $4,085,000 and $1,602,000 of debt issuance costs in the fiscal years ended October 31, 2006 and 2005, respectively, which were previously classified as other expenses. These amounts have been reclassified to conform to the current year’s presentation.

RISK FACTORS

You should carefully consider the following risk factors and the risk factors identified in our most recent annual report on Form 10-K and any subsequent Quarterly Report on Form 10-Q incorporated herein by reference, as well as all other information contained or incorporated by reference in this prospectus before participating in the exchange offer.

Risks Related to the Notes

If you do not properly tender your private notes, you will continue to hold unregistered private notes and your ability to transfer private notes will be adversely affected.

We will only issue exchange notes in exchange for private notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the private notes and you should carefully follow the instructions on how to tender your private notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the private notes. If you do not tender your private notes or if we do not accept your private notes because you did not tender your private notes properly, then, after we consummate the exchange offer, you may continue to hold private notes that are subject to the existing transfer restrictions. In addition, if you tender your private notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for private notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

After the exchange offer is consummated, if you continue to hold any private notes, you may have difficulty selling them because there will be less private notes outstanding. In addition, if a large amount of private notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

We have substantial outstanding indebtedness. Our existing and future permitted debt could adversely affect our operations and your investment in the notes.

As of April 30, 2007, we had substantial outstanding indebtedness of $865.9 million, including the private notes, our convertible senior debentures and indebtedness under the credit facility that we entered into concurrently with the issuance of the private notes (which we refer to as our new credit facility) and under our European credit facility and our Japan credit facility (which we refer to collectively as our credit facilities). We also have the ability to incur substantial additional indebtedness, including by accessing up to an additional $295.4 million at April 30, 2007, under our credit facilities, subject to borrowing conditions. The exchange of the exchange notes for private notes in the exchange offer will not have any effect on the amount of our outstanding indebtedness.

The amount and terms of our indebtedness and other financial obligations could have important consequences to you as a holder of the notes. For example, it:

•	could increase our vulnerability to general adverse economic and industry conditions;

•	could limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	could restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities;

•

could make it more difficult for us to satisfy our obligations with respect to outstanding indebtedness, including our obligation to repay our new credit facility, make payments on the notes or repurchase our convertible debentures or the notes under certain circumstances;

•

will require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available to us for operations, research and development, any future business opportunities, including acquisitions otherwise permitted by the terms of our indebtedness, and other general corporate purposes;

•	will limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•	could place us at a disadvantage to competitors who may have less indebtedness and other obligations or greater access to financing.

Our indebtedness under our credit facilities bears interest at rates that fluctuate with changes in prevailing interest rates. If interest rates increase, we may be unable to meet our debt service obligations under the credit facilities and other indebtedness.

Although the indenture for the notes contains a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indenture does not impose any limitation on our incurrence of liabilities that are not considered “Indebtedness” as defined in the indenture (such as operating leases or trade payables), nor does it impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as “Unrestricted Subsidiaries” (as defined in the indenture). Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our leverage.

To service our debt, we will require a significant amount of cash. Our ability to obtain or generate the requisite cash depends on many factors beyond our control. If we cannot obtain or generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our debt, including the notes, and to fund planned capital expenditures for the growth of our business will depend on our ability to obtain or generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Future cash flows from our operations or future borrowings or other financing available to us (if any) may not be sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, these alternative strategies may not be feasible or adequate, which could cause us to default on our obligations and impair our liquidity. Also, some alternative strategies could require the prior consent of our lenders, which we may not be able to obtain.

If we fail to make any required payment under our credit facilities or our convertible senior debentures or to comply with any of the financial and operating covenants or other provisions included in our credit facilities or our convertible senior debentures, we would be in default. Lenders under our credit facilities and the holders of our convertible senior debentures could then accelerate the maturity of the indebtedness under our credit facilities or our convertible senior debentures. If this occurs, other creditors, including the holders of the notes, may then have the right to accelerate the maturity of the notes and any other indebtedness we may incur in the future. If the lenders under our credit facilities or holders of our convertible senior debentures accelerate the maturity of the indebtedness, we may not have sufficient assets to satisfy our obligations under our indebtedness, including the notes.

Claims of creditors of our non-guarantor subsidiaries will generally have priority with respect to the assets and earnings of those subsidiaries over your claims.

Certain of our subsidiaries (including all of our foreign subsidiaries) are not guarantors of the notes and, subject to certain limits, these non-guarantor subsidiaries are permitted to incur additional indebtedness under the indenture, which may be secured. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness or guarantees issued by those subsidiaries, will generally have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes. Moreover, any such secured indebtedness of our non-guarantor subsidiaries would effectively rank senior to the notes to the extent of the assets and earnings securing such debt.

Our non-guarantor subsidiaries accounted for $226.4 million, or 50.9%, of our net sales (excluding our non-guarantor subsidiaries’ intercompany sales of $27.3 million) for the six months ended April 30, 2007. Our non-guarantor subsidiaries accounted for $1.5 billion, or 59.1%, of our assets (which excludes our non-guarantor subsidiaries’ net intercompany receivables from us and the guarantors of $4.6 million), and $172.6 million, or 15.8%, of our liabilities (which excludes our non-guarantor subsidiaries’ liabilities to us and the guarantors of $473.8 million) as of April 30, 2007.

The indenture governing the notes contains covenants that may limit our flexibility in operating our business.

The indenture governing the notes contains certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur, assume or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other equity distributions to our stockholders;

•	purchase or redeem our capital stock;

•	make certain investments;

•	create liens;

•	sell or otherwise dispose of assets;

•	engage in transactions with our affiliates; and

•	merge or consolidate with another entity or transfer all or substantially all of our assets.

These restrictions could limit our ability to obtain future financing, make acquisitions or capital expenditures, withstand economic downturns in our business, industry or the economy in general, conduct operations or otherwise take advantage of business opportunities that arise.

If we are required to repurchase the notes upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer and it could also result in an event of default under our credit facilities and our convertible senior debentures.

The indentures governing the notes and our convertible senior debentures require that, upon the occurrence of a “change of control” (and with respect to our convertible senior debentures certain events defined as a “fundamental change”) as defined in the indentures, we must make an offer to repurchase the notes and our convertible senior debentures at a price equal to 101% of the principal amount thereof, in the case of the notes, and 100% of the principal amount thereof, in the case of the convertible senior debentures, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain events involving a change of control will result in an event of default under our credit facilities and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our credit facilities or other indebtedness could result in an acceleration of such indebtedness.

We may not have sufficient resources to repurchase the notes or our convertible senior debentures or be able to obtain the consent of the lenders under our credit facilities to repurchase any notes or our convertible senior debentures, or pay our obligations if the indebtedness under our credit facilities or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes and debentures would constitute events of default under the indentures governing the notes and our convertible senior debentures. The terms of any future indebtedness may contain cross default provisions based upon a change of control or other defaults under such debt instruments.

U.S. federal and state statutes may restrict the enforceability of the guarantees to holders of the notes. These statutes allow creditors, under specific circumstances, to void guarantees, restrict a subsidiary’s ability to make payments thereon or the ability of a subsidiary to pay dividends or require holders of the notes to return payments received from guarantors.

Under U.S. federal bankruptcy law and provisions of state fraudulent transfer and corporate laws, there may be limitations on the enforceability of a guarantee. A guarantee may be characterized as a fraudulent transfer if the guarantor, at the time it issues its guarantee:

•	received less than reasonably equivalent value or fair consideration for the issuance of such guarantee; and

•	was insolvent or rendered insolvent as a result of such issuance; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	intended to hinder, delay or defraud creditors.

The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

In addition, any payment by such a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. Further, if a guarantor makes a payment under the guarantee within 90 days of a bankruptcy filing related to the guarantor, and such payment is made while the guarantor is insolvent, such payment may be required to be returned to the guarantor.

The notes are not secured.

The notes and the guarantees are not be secured by any of our assets or those of our subsidiaries. If we become insolvent or are liquidated, or if payment under any secured indebtedness is accelerated, the holders of any such secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law. As of April 30, 2007, we and our subsidiaries had no secured indebtedness outstanding. The indenture governing the notes will permit us to incur additional secured indebtedness in the future, subject to certain limitations.

We may secure substantial indebtedness, including our new credit facility, in the future.

Our new credit facility is unsecured. However, the indenture will permit us to incur liens to secure indebtedness, subject to compliance with a secured leverage ratio, including liens to secure a portion or all of our obligations under our new credit facility, any replacement of our new credit facility with another credit facility that is secured or other secured indebtedness. Any such secured indebtedness would effectively rank senior to the notes to the extent of the assets and earnings securing such debt.

THE EXCHANGE OFFER

Purpose and Effect

Concurrently with the sale of the private notes on January 31, 2007, we entered into a registration rights agreement with the initial purchasers of the private notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the private notes the opportunity to exchange their private notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement provides that we must use our commercially reasonable efforts to cause the registration statement to be declared effective not later than 210 days after the original issuance of the private notes. The registration rights agreement further provides that we must file a shelf registration statement for the resale of the notes under certain circumstances and use our commercially reasonable efforts to cause such registration statement to become effective under the Securities Act.

If we fail to meet these requirements, or if, on or prior to the 45th business day after the exchange offer registration statement is declared effective, the registered exchange offer has not been consummated, or if, after either the exchange offer registration statement or the shelf registration has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with the resales of the private notes or exchange notes in accordance with and during the periods specified in the registration rights agreement, (each such event a “registration default”), we shall pay liquidated damages (“registration default damages”) to the holders of the private notes or the exchange notes, as the case may be. Registration default damages shall accrue at a rate of 0.25% per annum for the first 90 days from and including the date of a registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such registration default damages continue to accrue, provided that the rate of such registration default damages may in no event exceed 1.00% per annum) until all such registration defaults have been cured.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the private notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Following the completion of the exchange offer, holders of private notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the private notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the private notes could be adversely affected upon consummation of the exchange offer. See “Risk Factors—If you do not properly tender your private notes, you will continue to hold unregistered private notes and your ability to transfer private notes will be adversely affected.”

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the private notes or the exchange notes within the meaning of the Securities Act;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of the Issuer; and

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of the exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the private notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the Commission’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate” of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased private notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business; or

•	has an arrangement with any person to engage in the distribution of the exchange notes.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired private notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the private notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all private notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 18, 2007, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of private notes accepted in the exchange offer. Holders may tender some or all of their private notes pursuant to the exchange offer. However, private notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the private notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the private notes.

As of the date of this prospectus, $350.0 million in aggregate principal amount of the private notes were outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the private notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered private notes when, as and if we have given oral or written notice thereof to HSBC USA, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered private notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted private notes will be returned, without expense, to the tendering holder of those private notes as promptly as practicable after the expiration date unless the exchange offer is extended.

Holders who tender private notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on July 18, 2007, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•

to delay accepting any private notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

Only a holder of private notes may tender the private notes in the exchange offer. Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the private notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

•

a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the private notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “—Exchange Agent” prior to the expiration date.

Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or private notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

Any beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s private notes, either make appropriate arrangements to register ownership of the private notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless private notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any private notes listed in the letter of transmittal, the private notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the private notes.

If the letter of transmittal or any private notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered private notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of private notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of private notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any private notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

In addition, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By tendering, you will be making the representations to us set forth in the fourth paragraph above under the heading “—Purpose and Effect.”

In all cases, issuance of exchange notes for private notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such private notes or a timely book-entry confirmation of such private notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered private notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if private notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged private notes will be returned without expense to the tendering holder or, in the case of private notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged private notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where those private notes were acquired by such broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the private notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of private notes being tendered by causing the book-entry transfer facility to transfer such private notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender private notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

If a registered holder of the private notes desires to tender private notes and the private notes are not immediately available, or time will not permit that holder’s private notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•

prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of private notes and the amount of the private notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the certificates for all physically tendered private notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of private notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of private notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the private notes to be withdrawn, whom we refer to as the depositor;

•	identify the private notes to be withdrawn, including the certificate number or numbers and principal amount of such private notes;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such private notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such private notes into the name of the person withdrawing the tender; and

•	specify the name in which any such private notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any private notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any private notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those private notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn private notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any private notes and may terminate or amend the exchange offer if at any time before the acceptance of those private notes for exchange or the exchange of the exchange notes for those private notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any private notes tendered, and no exchange notes will be issued in exchange for those private notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. HSBC Bank USA, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

HSBC BANK USA, NATIONAL ASSOCIATION

By Facsimile:	By Regular, Registered or Certified Mail, By Overnight Courier or By Hand:	Confirm by Telephone:

(718) 488-4488 Attention: Corporate Trust Operations	HSBC Bank USA, National Association Corporate Trust & Loan Agency 2 Hanson Place, 14th Floor Brooklyn, NY 11217-1409 Attention: Corporate Trust Operations	(800) 662-9844

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their private notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that private notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those private notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer. We will receive in exchange outstanding private notes in like principal amount. We will retire or cancel all of the outstanding private notes tendered in the exchange offer.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2007. This table should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in, or incorporated by reference into, this prospectus.

As of April 30, 2007
(unaudited)
(in thousands)
Overdraft facilities	$48,417
Long-term debt, including current portion:
Convertible senior debentures, net of discount of $2,324	112,676
Senior credit facility	354,400
7.125% Senior Notes due 2015	350,000
Other	370

Total long-term debt	817,446

Total debt	865,863
Total stockholders’ equity	1,417,740

Total capitalization	$2,283,603

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected consolidated historical financial data and operating data. The selected consolidated financial data and other financial data as of October 31, 2006 and 2005 and for each of the years ended October 31, 2006, 2005 and 2004 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2006, incorporated by reference in this prospectus. The selected consolidated financial data and other financial data as of October 31, 2004, 2003 and 2002, and for each of the years ended October 31, 2003 and 2002 have been derived from our audited consolidated financial statements which are not included or incorporated by reference in this prospectus. The selected consolidated financial data and other data as of and for the six months ended April 30, 2007 and 2006, have been derived from our unaudited consolidated financial statements included in our Form 10-Q for the quarter ended April 30, 2007, incorporated by reference in this prospectus. The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in our Annual Report on Form 10-K for the year ended October 31, 2006 and in our Form 10-Q for the quarters ended January 31, 2007 and April 30, 2007, all of which are incorporated by reference in this prospectus.

	Years Ended October 31,										Six Months Ended April 30,
	2006(1)		2005(1)		2004		2003		2002		2007	2006
	(in thousands, except per share amounts and ratios)
											(unaudited)
Statement of Income Data:
Net sales	$858,960		$806,617		$490,176		$411,790		$315,306		$444,955	$417,136
Cost of sales	332,983		309,785		174,346		146,588		115,813		188,587	156,612

Gross profit	$525,977		$496,832		$315,830		$265,202		$199,493		$256,368	$260,524
Selling, general and administrative expense	357,842		297,953		190,534		162,852		126,730		198,457	173,046
Amortization of intangibles	14,303		11,704		2,052		1,535		1,477		7,843	7,232
Other expenses and costs	40,932		51,341		6,493		5,573		4,315		23,775	22,052

Operating income	$112,900		$135,834		$116,751		$95,242		$66,971		$26,293	$58,194
Interest expense(3)	37,331		29,725		6,004		6,964		6,874		20,710	20,300
Other expense (income), net(3)	2,232		(2,348)		(1,742)		(2,209)		(5,072)		(828)	2,178

Income from continuing operations before income taxes	$73,337		$108,457		$112,489		$90,487		$65,169		$6,411	$35,716
Provision for income taxes	7,103		16,735		19,664		21,717		16,294		1,590	4,061

Net income	$66,234		$91,722		$92,825		$68,770		$48,875		$4,821	$31,655
Add interest charge applicable to convertible debt, net of tax	2,090		2,096		2,095		726		—		—	1,045

Income for calculating diluted earnings per share	$68,324		$93,818		$94,920		$69,496		$48,875		$4,821	$32,700

Earnings per share:
Basic	$1.49		$2.18		$2.85		$2.20		$1.60		$0.11	$0.71

Diluted	$1.44		$2.04		$2.59		$2.09		$1.57		$0.11	$0.69

Number of shares used to compute earnings per share:
Basic	44,522		42,021		32,534		31,226		30,568		44,606	44,508

Diluted	47,569		45,983		36,613		33,245		31,189		45,012	47,606

Dividends paid per share	$0.06		$0.06		$0.06		$0.06		$0.05		$0.03	$0.03

Balance Sheet Data (End of Period):
Current assets	$456,951		$443,714		$304,498		$264,224		$198,910		$498,543	$440,501
Property, plant and equipment, net	496,357		379,785		151,065		116,277		87,944		556,103	447,431
Goodwill	1,217,084		1,169,049		310,600		282,634		238,966		1,260,489	1,209,233
Other intangibles, net	147,160		151,413		31,768		15,888		14,651		147,493	153,662
Other assets	35,049		35,869		13,630		26,541		30,644		47,121	39,998

	$2,352,601		$2,179,830		$811,561		$705,564		$571,115		$2,509,749	$2,290,825

Short-term debt	$61,366		$72,260		$20,871		$20,658		$36,333		$48,417	$58,620
Other current liabilities	215,264		185,362		90,718		94,765		90,348		208,168	185,190
Long-term debt	681,286		632,652		144,865		165,203		127,318		817,446	698,187
Other liabilities	16,176		16,331		10,946		2,891		5,674		17,978	18,502

Total liabilities	974,092		906,605		267,400		283,517		259,673		1,092,009	960,499
Stockholders’ equity	1,378,509		1,273,225		544,161		422,047		311,442		1,417,740	1,330,326

	$2,352,601		$2,179,830		$811,561		$705,564		$571,115		$2,509,749	$2,290,825

Other Financial Data:
Ratio of earnings to fixed charges(2)	2.4	x	3.7	x	12.7	x	9.5	x	7.4	x	1.2x	2.3x

(1)	In fiscal 2006, we began recording stock option expense in operating income, and in fiscal 2005 we acquired Ocular. We discuss these activities in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(2)	The ratio of earnings to fixed charges are for us and our consolidated subsidiaries for the periods indicated. These ratios have been calculated by dividing (i) income before income taxes plus fixed charges (adjusted for capitalized interest) by (ii) fixed charges. For purposes of this ratio, fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense (approximately one-third) which is deemed representative of interest.
(3)	Interest expense includes $4,085,000 and $1,602,000 of debt issuance costs in the fiscal years ended October 31, 2006 and 2005, respectively, which were previously classified as other expenses. These amounts have been reclassified to conform to the current year’s presentation.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

On January 27, 2007, we entered into a new multicurrency revolving credit facility with KeyBank National Association, as the administrative agent, co-lead arranger and sole bookrunner, and Citibank N.A., as co-lead arranger, in an aggregate principal amount of $650.0 million. We used the proceeds of the initial borrowings under our new credit facility, together with the proceeds from the issuance of the private notes, to repay the $250.0 million term loan under our previous credit facility and the $355.3 million in outstanding borrowings under the revolving portion of our previous credit facility, which was terminated, and all security interests thereunder were released, simultaneously with the closing of the issuance of the private notes.

The following is a summary of the material terms of our new credit facility.

Interest Rates and Fees

Amounts outstanding under our new credit facility bear interest, at our option, at either the base rate, which is a rate per annum equal to the greater of (a) KeyBank’s prime rate or (b) one-half of one percent in excess of the federal funds effective rate, the LIBOR or adjusted foreign currency rate, plus, in each case, an applicable margin of, initially, 0 basis points, in respect of base rate loans and 125 basis points, in respect of LIBOR or adjusted foreign currency rate loans. Following a specified period after the closing date, the applicable margins will be determined quarterly by reference to a grid based upon our ratio of funded debt to EBITDA, as defined in our new credit facility.

In addition to paying interest on outstanding principal under our new credit facility, we will be required to pay a commitment fee to lenders in respect of the unutilized commitments thereunder. The commitment fee will initially be 22.5 basis points and, following a specified period after the closing date, will be determined quarterly by reference to a grid based upon our ratio of funded debt to EBITDA.

Availability and Maturity

Our new credit facility is a $650.0 million multicurrency revolving credit facility. Subject to customary conditions, including the absence of defaults under our new credit facility, amounts available under our new credit facility may be borrowed, repaid and reborrowed, as applicable, including in the form of letters of credit and swing line loans, until the maturity date thereof.

Unless terminated earlier, our new credit facility will mature five years from the closing date thereof. Our new credit facility is not subject to amortization or to mandatory prepayments prior to maturity (other than where the aggregate amount of the loans and/or the letters of credit outstanding exceed the aggregate amount of the commitments of the lenders and/or the letter of credit commitment of the issuing bank thereunder, respectively).

Security and Guarantees

Our new credit facility is not secured by any of our assets.

All obligations under our new credit facility are guaranteed by each of our existing and future direct and indirect material domestic subsidiaries (defined as domestic subsidiaries who have total assets of $15 million or more). Each subsidiary which guarantees our new credit facility also guarantees our obligations under the notes.

Covenants

Our new credit facility requires us to maintain the following financial covenants, which are measured on a quarterly basis for the four-quarter period then-ended:

(a) ratio of funded debt to EBITDA not to exceed 4.0:1 during any quarterly period, with a step-down to 3.75:1 at the end of the third year, and

(b) ratio of EBITDA to interest expense to be at least 3.0:1 during any quarterly period.

In addition, we are required to comply with a number of affirmative and negative covenants that, among other things, restrict our ability to:

•	incur debt;

•	create liens;

•	engage in certain mergers, consolidations and acquisitions;

•	sell or transfer assets;

•	make restricted payments;

•	make investments, loans and advances;

•	engage in transactions with affiliates; and

•	enter into agreements which restrict our ability to grant liens, to make capital distributions or to pay any debt.

Uncommitted Increase in Credit Facility

If certain conditions are met, our new credit facility will permit us to increase the size of the facility by up to $250 million without seeking the consent of the then-existing lenders under our new credit facility.

Convertible Senior Debentures

In fiscal 2003, we issued $115 million of 2.625% convertible senior debentures (Debentures) due on July 1, 2023, in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The Debentures are initially convertible at the holder’s option under certain circumstances into 22.5201 shares of our common stock per $1,000 principal amount of Debentures (representing a conversion price of approximately $44.40 per share), or approximately 2.6 million shares in aggregate, subject to adjustment. Among other things, the Debentures are convertible during any fiscal quarter following a fiscal quarter in which our share price exceeds 120% of the conversion price for 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of such quarter. Based on the trading prices of our shares for the quarter ended July 31, 2006, the debentures are not convertible at October 31, 2006. When converted, we have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock. The Debentures rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. We may redeem the Debentures (in whole or in part) for cash on or after July 1, 2008, at a price equal to 100% of the principal amount. Holders may require us to repurchase the Debentures on July 1, 2008, 2013 and 2018, at a repurchase price equal to 100% of the principal amount.

Canadian Credit Facility

On April 30, 2007, the Company entered into a $10 million Canadian dollar credit facility supported by a continuing and unconditional guaranty. Interest expense is calculated on outstanding balances based on an applicable base rate plus a fixed spread. At April 30, 2007, $7.3 million of the facility was utilized. The weighted average interest rate on the outstanding balances at April 30, 2007, was 6.5%.

European Credit Facilities

On November 1, 2006, the Company entered into a $45 million European credit facility supported by a continuing and unconditional guaranty, which replaced our previous European overdraft facility. The Company will pay all forms of indebtedness in the currency in which it is denominated for those certain subsidiaries. Interest expense is calculated on all outstanding balances based on an applicable base rate for each country plus a fixed spread common across all subsidiaries covered under the guaranty. At April 30, 2007, $20.7 million of the facility was utilized. The weighted average interest rate on the outstanding balances was 4.77%.

In addition to the $45 million European Credit Facilities, the Company has two non-guaranteed Italian overdraft facilities totaling approximately $7 million. At April 30, 2007, these facilities were not utilized.

Asian Pacific Credit Facilities

On February 22, 2006, the Company entered into a $15 million Yen-denominated credit facility in Japan supported by a continuing and unconditional guaranty. The Company will pay to the bank all forms of indebtedness in Yen upon demand by the bank. Interest expense is calculated on the outstanding balance based on the EuroYen rate plus a fixed spread. At April 30, 2007, $14.0 million of the facility was utilized. The weighted average interest rate on the outstanding balances was 1.32%.

During the three months ended April 30, 2007, the Company entered into an additional $13 million overdraft facility that included Japan and certain of our Asian Pacific subsidiaries. This overdraft facility is supported by a continuing and unconditional guaranty. The Company will pay all forms of indebtedness in the currency in which it is denominated for those certain subsidiaries. Interest expense is calculated on all outstanding balances based on an applicable base rate for each country plus a fixed spread common across all subsidiaries covered under the guaranty. At April 30, 2007, $5.2 million of the facility was utilized. The interest rate on the outstanding balances was 1.32%.

DESCRIPTION OF THE EXCHANGE NOTES

We issued the private notes, and will issue the exchange notes (together with the private notes, the “notes”) under the indenture, dated January 31, 2007, among us, the Subsidiary Guarantors and HSBC Bank USA, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. We have filed copies of the indenture and the registration rights agreement as exhibits to the registration statement that includes this prospectus. Certain defined terms used in this description but not defined below under the heading “Certain Definitions” have the meanings assigned to them in the indenture or the registration rights agreement, as applicable. In this Description of the Exchange Notes, “the Company,” “we,” “us” and “our” refer only to The Cooper Companies, Inc. and not to any of its subsidiaries.

The registered Holder of a note will be treated as its owner of for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes will be:

•	our general unsecured obligations;

•	senior in right of payment to all of our existing and any future Subordinated Indebtedness;

•	pari passu in right of payment with all of our existing and any future unsecured Indebtedness that is not by its terms expressly subordinated to the notes;

•	effectively junior in right of payment to our existing and future secured Indebtedness to the extent of the value of the collateral securing that Indebtedness;

•	unconditionally guaranteed by all of our existing and future Domestic Subsidiaries, other than any Excluded Domestic Subsidiaries; and

•	structurally subordinated to Indebtedness of our Subsidiaries that are not Subsidiary Guarantors.

The Subsidiary Guarantees

Each Subsidiary Guarantee of the notes will be:

•	a senior unsecured obligation of each Subsidiary Guarantor;

•	senior in right of payment to all existing and any future subordinated Indebtedness of that Subsidiary Guarantor;

•	pari passu in right of payment with all existing and any future Indebtedness of that Subsidiary Guarantor that is not by its terms expressly subordinated to its Subsidiary Guarantee of the notes;

•	effectively junior in right of payment to the existing and future secured Indebtedness of that Subsidiary Guarantor to the extent of the value of the collateral securing that Indebtedness; and

•	structurally subordinated to Indebtedness of any Subsidiaries of that Subsidiary Guarantor that are not Subsidiary Guarantors.

As of the date of the indenture, all of our existing subsidiaries except CSI Germany are, and as of the date of the issuance of the exchange notes, all of our existing subsidiaries except CSI Germany will be, Restricted

Subsidiaries. However, under the circumstances described below under “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not Guarantee the notes.

As of April 30, 2007, we had approximately $865.9 million of Indebtedness outstanding on a consolidated basis (including the notes).

Principal, Maturity and Interest

We initially issued $350.0 million in aggregate principal amount of notes. We may issue additional notes from time to time. Any offering of additional notes is subject to compliance with the covenant described below under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Any additional notes will be identical in all respects to the notes offered hereby, except that additional notes will have different issuance dates and may have different issuance prices. The private notes, the exchange notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 15, 2015.

Interest on the notes will accrue at the rate of 7.125% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2007. We will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We will also pay registration default damages (“Additional Interest”) to Holders if this registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. This Additional Interest provision is more fully explained under “The Exchange Offer–Purpose and Effect.”

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to us, we will pay all principal, interest, premium, if any, and Additional Interest under the registration rights agreement, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes will be Guaranteed by each of our current and future Domestic Subsidiaries (other than any Excluded Domestic Subsidiaries) on a senior unsecured basis. These Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, after giving effect to all other obligations of that Subsidiary Guarantor including its Guarantee of all obligations under the Credit Agreement. If a Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other debt, including Guarantees and contingent liabilities, of the applicable Subsidiary Guarantor and, depending on the amount of such debt, a Subsidiary Guarantor’s liability in respect of its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—U.S. federal and state statutes may restrict the enforceability of the guarantees to holders of the notes. These statutes allow creditors, under specific circumstances, to void guarantees, restrict a subsidiary’s ability to make payments thereon or the ability of a subsidiary to pay dividends or require holders of the notes to return payments received from guarantors.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than us or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture and its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture and other documents satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the indenture relating to Asset Sales.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with (a) any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ours, if the sale or other disposition complies with the provisions of the indenture relating to Asset Sales or (b) any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of ours, if the sale complies with the provisions of the indenture relating to Asset Sales, in each case as provided below under the caption “Repurchase at the Option of Holders—Asset Sales”;

(2) if we designate any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(3) upon Legal Defeasance or Covenant Defeasance as provided below under the heading “Legal Defeasance and Covenant Defeasance” and upon a discharge of the indenture as provided under the heading “Satisfaction and Discharge;” or

(4) if such Subsidiary Guarantor shall not Guarantee any Indebtedness under any Credit Facility (other than if such Subsidiary Guarantor no longer Guarantees any such Indebtedness as a result of payment under any Guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Subsidiary Guarantee pursuant to this clause (4) if it is an obligor with respect to Indebtedness that would not, under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” be permitted to be incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor.

Optional Redemption

Except as set forth below, the notes will not be redeemable at our option prior to February 15, 2011.

On or prior to February 15, 2010, we may on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.125% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of any Qualified Equity Offering; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us and our Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

On or prior to February 15, 2011, we may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of notes or otherwise in accordance with the procedures of The Depository Trust Company, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after February 15, 2011, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Fiscal Year	Percentage
2011	103.563%
2012	101.781%
2013 and thereafter	100.000%

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Subject to compliance with the provisions of the third succeeding paragraph, within ten days following any Change of Control, we will mail a notice to the trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control payment date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control payment date.

Prior to complying with any provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, we will repay all or any portion of our Senior Debt and/or obtain the requisite consents, if any, under some or all agreements governing outstanding Senior Debt, in each case, to permit the repurchase of notes required by this covenant.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption of all of the notes has been given pursuant to the indenture as described above under the caption “Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and the properties or assets of our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold, leased, transferred, conveyed or otherwise disposed of;

(2) the fair market value, if greater than $25.0 million, is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by us or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets.

For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of ours or any of our Restricted Subsidiaries, as shown on our or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Restricted Subsidiary’s Subsidiary Guarantee), that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases us or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are converted by us or such Restricted Subsidiary into cash within 180 days of the consummation of such Asset Sale (subject to ordinary settlement periods), to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clauses (2) or (3) of the next paragraph of this covenant; and

(d) any Designated Non-Cash Consideration received by us or any of our Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the our Board of Directors), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at such time outstanding, not to exceed an amount equal to the greater of (x) $25.0 million and (y) 1.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

(1) to repay Indebtedness and other Obligations under Senior Debt;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business; or

(3) to acquire other long-term assets that are used or useful in a Permitted Business.

In the case of each of clauses (2) and (3) above, the entry into a definitive agreement to acquire such assets within 365 days after the receipt of any Net Proceeds from an Asset Sale shall be treated as a permitted application of the Net Proceeds from the date of such agreement so long as the Company or such Restricted Subsidiary enters into such agreement with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such agreement and such Net Proceeds are actually so applied within such period.

Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, we will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased as described below under “Selection and Notice.” Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Our and our Subsidiaries’ existing and future Indebtedness may contain limitations on certain events that would constitute a Change of Control or Asset Sale or require such Indebtedness to be repurchased upon a Change of Control or Asset Sale. Moreover, the exercise by Holders of notes of their right to require us to repurchase such notes could cause a default under our and our Subsidiaries’ existing or future Indebtedness, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such purchases on us. In the event that a Change of Control or Asset Sale occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In addition, our ability to pay cash to Holders of notes upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to repurchase notes in connection with a Change of Control or Asset Sale would result in a default under the indenture. Such a default would, in turn, constitute a default under our existing Indebtedness and may constitute a default under future Indebtedness as well. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding. See “Amendment, Supplement and Waiver.” See also “Risk Factors—Risks Related to the Notes—If we are required to repurchase the notes upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer and it could also result in an event of default under our credit facilities and our convertible senior debentures.”

Selection and Notice

If less than all of the notes are to be redeemed or purchased at any time, the trustee will select notes for redemption or purchase as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the indenture. If on any date following the date of the indenture (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then we and our Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Restricted Payments”;

(3) “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (d) of the first paragraph of “—Merger, Consolidation or Sale of Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “—Designation of Restricted and Unrestricted Subsidiaries”; and

(8) clauses 1(a) and (3) of “—Sale and Leaseback Transactions.”

In the event that we and our Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating and/or (b) we or any of our Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, then we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by us or any of our Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the indenture; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Restricted Payments” had been in effect prior to, but not during the Suspension Period, provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to our right to subsequently designate them as Unrestricted Subsidies in compliance with the covenants set out below) and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of our or any of our Restricted Subsidiaries’ Equity Interests in their capacity as such (in each case other than dividends or distributions payable in our or any of our Restricted Subsidiaries’ Equity Interests (other than Disqualified Stock) or to us or any of our Restricted Subsidiaries);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) any of our or our Restricted Subsidiaries’ Equity Interests (in each case other than any of our Restricted Subsidiaries’ Equity Interests owned by us or another Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any of our or our Restricted Subsidiaries’ Subordinated Indebtedness (other than Subordinated Indebtedness owed to us or any of our Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) through (9) of the next paragraph), is less than the sum, without duplication, of:

(A) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds or the fair value (as determined in good faith by the Board of Directors) of property or assets received by us since the date of the indenture as a contribution to our common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of ours that have been converted into or exchanged for such Equity

Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of ours), plus

(C) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(D) to the extent that any of our Unrestricted Subsidiaries is redesignated as a Restricted Subsidiary after the issue date, the lesser of (i) the fair market value of our Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

So long as no Default has occurred and is continuing or would be caused thereby (except with respect to clauses (1) and (4) through (7) below), the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice the dividend payment or redemption would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any of our Restricted Subsidiaries) of, our Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized to make any such Restricted Payment will be excluded from clause (3)(B) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of our Subordinated Indebtedness or Subordinated Indebtedness of any of our Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests held by any current or former officer, director or employee of us or any of our Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period;

(5) in the case of a Restricted Subsidiary, the payment of dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

(6) loans or advances to any of our (or any of our Restricted Subsidiaries’) employees or directors the proceeds of which are used to purchase our Equity Interests, in an aggregate principal amount not in excess of $2.5 million at any one time outstanding; provided, however, that we and our Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, in each case, relating to such loans and advances, that would be applicable to an issuer with debt securities registered under the Securities Act;

(7) repurchases of our Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represents a portion of the exercise price thereof;

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness following a Change of Control after we shall have complied with the provisions of the covenant described above under the caption “Repurchase at the Option of Holders—Change of Control,” including the payment of the applicable purchase price;

(9) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (i) $25.0 million or (ii) 1.0% of our Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(10) the declaration and payment of dividends on our Capital Stock in an amount not to exceed $3.5 million in any consecutive twelve-month period; and

(11) other Restricted Payments in an aggregate amount since the issue date not to exceed $50.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s), property or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by our Board of Directors whose resolutions with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any of our Subsidiary Guarantors may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) our incurrence and the incurrence by the Subsidiary Guarantors of additional Indebtedness and letters of credit under one or more Credit Facilities and Guarantees thereof by the Subsidiary Guarantors; provided that the aggregate principal amount of all Indebtedness incurred by us and our Restricted Subsidiaries pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) does not exceed an amount equal to $900.0 million;

(2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by us and any Subsidiary Guarantor of Indebtedness represented by the notes to be issued on the date of the indenture and the Subsidiary Guarantees thereof (and any notes and Guarantees issued in exchange for the notes and Subsidiary Guarantees pursuant to the registration rights agreement);

(4) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, including without limitation the sale and leaseback arrangements described under clause (5) under the exclusions set forth under the definition of Asset Sale, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or equipment used in our business or the business of such Restricted Subsidiary, in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $75.0 million and (y) 4.0% of Total Assets, at any time outstanding;

(5) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (7), (14) and (15) of this paragraph;

(6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness owed to us or any of the Restricted Subsidiaries; provided, however, that:

(a) if we are the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to such Subsidiary Guarantor’s Subsidiary Guarantee; and

(c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either us or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding in connection with the conduct of our respective businesses and not for speculative purposes);

(8) the Guarantee by us or any of the Subsidiary Guarantors of our Indebtedness or Indebtedness of one of our Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(9) the Guarantee by any Restricted Subsidiary that is not a Subsidiary Guarantor of Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

(10) the incurrence by us and our Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees provided or incurred by us and our Restricted Subsidiaries in the ordinary course of business and obligations in connection with participation in government reimbursement or other programs or other similar requirements;

(11) the incurrence by us and our Restricted Subsidiaries of Indebtedness arising from our and our Restricted Subsidiaries’ agreements providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by us and our Restricted Subsidiaries in connection with such disposition;

(12) the incurrence by us and our Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(13) the incurrence by us and our Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “Legal Defeasance and Covenant Defeasance”;

(14) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness or the issuance by us of Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $50.0 million (which amount may be incurred, in whole or in part, under any of the Credit Facilities);

(15) the incurrence by our Restricted Subsidiaries that are not Subsidiary Guarantors of Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $100.0 million and 5.0% of our Total Assets at the time of incurrence; and

(16) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant, we shall, in our sole discretion, (x) at the time the proposed Indebtedness is incurred, classify all or a portion of that item of Indebtedness on the date of its incurrence under either the first paragraph of this covenant or under such category of Permitted Debt, as the case may be, (y) reclassify at a later date all or a portion of that or any other item of Indebtedness as being or having been incurred in any manner that complies with this covenant and (z) elect to comply with this covenant and the applicable definitions in any order; provided, however, that Indebtedness incurred pursuant to the Credit Agreement on the date of the indenture shall initially be treated as incurred pursuant to clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in our Fixed Charges as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that we or our Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

We will not incur any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of ours and not subordinate or junior in right of payment to the notes; provided, however, that no Indebtedness of ours will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured. No Subsidiary Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Subsidiary Guarantor and not subordinate or junior in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee; provided, however, that no Indebtedness of a Subsidiary Guarantor will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured.

We will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by the obligors of such Indebtedness.

Liens

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the notes and related Subsidiary Guarantees are secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary) or assets that are senior in priority to such Liens; and

(2) in the case of Liens securing Senior Debt, the notes and related Subsidiary Guarantees are equally and ratably secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary) or assets.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any other of our Restricted Subsidiaries;

(2) make any loans or advances to us or any other of our Restricted Subsidiaries; or

(3) transfer any of its properties or assets to us or any other of our Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the date of the indenture (including the Credit Agreement entered into on the date of the indenture) or subsequent agreements relating to our Indebtedness or Indebtedness of any Subsidiary Guarantor and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) agreements governing Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors, permitted to be incurred pursuant to clause (15) under the definition of Permitted Debt under “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements;

(3) the indenture, the notes and the Subsidiary Guarantees;

(4) applicable law, rules, regulations and orders;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or of all or substantially all of its assets that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the “—Liens” covenant that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any restriction by virtue of a transfer, agreement to transfer, option, right or Lien with respect to any of our or our Restricted Subsidiaries’ property or assets not otherwise prohibited by the indenture;

(13) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of our Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(14) any encumbrance or restriction on our ability or the ability of any Restricted Subsidiary to transfer its interest in any Investment not prohibited under “—Restricted Payments.”

Issuances and Sales of Capital Stock of Restricted Subsidiaries

We (a) will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any of our Restricted Subsidiaries to any Person (other than to us or another Restricted Subsidiary of ours), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary, and (ii) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions described above under “Repurchase at the Option of Holders—Asset Sales”; provided that this clause (a) shall not apply to any pledge of Capital Stock of any Restricted Subsidiary of ours securing Indebtedness under Credit Facilities or any exercise of remedies in connection therewith, to the extent such Credit Facilities are secured by a Lien on such Capital Stock in accordance with the provisions of the “—Liens” covenant above, (b) will not permit any Restricted Subsidiary of ours to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than us or another Restricted Subsidiary of ours; provided that the foregoing covenant shall not apply to any transfer, sale or issuance of Capital Stock in connection with the formation of the Specified Japan Joint Venture.

Merger, Consolidation or Sale of Assets

We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties and assets and the properties and assets of our Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(a) either: (x) we are the surviving corporation; or (y) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(c) immediately after such transaction no Default or Event of Default exists; and

(d) we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant or (ii) our Fixed Charge Coverage Ratio or the Fixed Charge Coverage Ratio of the Person formed by or surviving any such consolidation or merger (if other than us) would not be less than our Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties and assets, in one or more related transactions, to any other Person.

The Person formed by or surviving any consolidation or merger (if other than us) will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture.

Clauses (c) and (d) of the first paragraph of this “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of us with an Affiliate solely for the purpose of reincorporating us in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among us and our Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

Our Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the “—Restricted Payments” covenant or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Our Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our or our Restricted Subsidiaries’ respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

(2) we deliver to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of our Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such

Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, related trust agreement, officer or director indemnification agreement or any other similar arrangement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and, in each case, payments related thereto;

(2) transactions between or among us and/or our Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of ours solely because we own, directly or through a Restricted Subsidiary, an Equity Interest in, or control, such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of ours and indemnification costs permitted by our organizational documents for the benefit of directors, officers and employees in the ordinary course of business;

(5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

(6) Permitted Investments or Restricted Payments that are permitted by the “—Restricted Payments” covenant; and

(7) any agreement (including any certificate of designations relating to Capital Stock) as in effect as of the date of the indenture or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of the indenture.

Additional Subsidiary Guarantees

If we or any of our Restricted Subsidiaries acquires or creates another Domestic Subsidiary, other than an Excluded Domestic Subsidiary, after the date of the indenture, then that newly acquired or created Domestic Subsidiary will execute and deliver to the trustee a supplemental indenture providing for a Subsidiary Guarantee and deliver an opinion of counsel satisfactory to the trustee as to the due authorization, execution and delivery and the enforceability of such Subsidiary Guarantee within 10 business days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

Sale and Leaseback Transactions

We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) we or that Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant and (b) incurred a Lien to secure such Indebtedness pursuant to the “—Liens” covenant;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by our Board of Directors, taking into account the nature of the transaction, and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the provisions of “Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the Holders of notes or cause the Trustee to furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, as the case may be, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on our consolidated annual financial statements by our certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

We will be deemed to have furnished such reports to the trustee and the Holders if we have filed such information or reports with the SEC via the EDGAR filing system and such information or reports are publicly available.

If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, we and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, if at any time we are not required to file with the SEC the information and reports required by clauses (1) and (2) above, we will furnish to the

Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, we will not be deemed to have failed to comply with any of our agreements hereunder for purposes of clause (4) under “Events of Default and Remedies” until 120 days after the date any information or report hereunder is required to be furnished to Holders of notes or filed with the SEC pursuant to this covenant.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on or Additional Interest with respect to the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by us or any of our Restricted Subsidiaries for 30 days after notice to comply with the “—Merger, Consolidation or Sale of Assets” covenant or with the provision described under the heading “Repurchase at the Option of Holders—Change of Control”;

(4) failure by us or any of our Restricted Subsidiaries for 60 days after notice to comply with any other covenant or agreement in the indenture or the notes after written notice thereof is given to us by the trustee or to us and to the trustee by Holders of at least 25% in aggregate principal amount of the then outstanding notes voting as a single class;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay any scheduled installment of principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by us or any of our Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction (to the extent not covered by insurance) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notices is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any Holders of notes unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no Holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such Holder has previously given the trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such Holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of ours or of any Subsidiary Guarantor, as such, will have any liability for any obligations of ours or of the Subsidiary Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Subsidiary Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the heading “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (including, without limitation, the Credit

Agreement, but excluding the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(6) we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the Holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, or Additional Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants); or

(8) make any change in the preceding amendment and waiver provisions.

Without the consent of at least two-thirds in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), an amendment, supplement or waiver may not release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture.

Notwithstanding the preceding, without the consent of any Holder of notes, we, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption by a successor corporation of our or a Subsidiary Guarantor’s obligations under the notes, the indenture and/or a Subsidiary Guarantee in the case of a merger or consolidation or sale of all or substantially all of our or a Subsidiary Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon us or any Subsidiary Guarantor;

(7) to add a Subsidiary Guarantor under the indenture;

(8) to conform the text of the indenture, the Subsidiary Guarantees or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture, Subsidiary Guarantee or the notes; or

(9) to provide for the issuance of additional notes in accordance with the limitations as set forth in the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any Subsidiary Guarantor is a party or by which we or any Subsidiary Guarantor is bound;

(3) we or any Subsidiary Guarantor has paid or caused to be paid all sums payable by us under the indenture; and

(4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money and/or non-callable Government Securities toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of ours or of any Subsidiary Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or (iii) resign.

The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note at February 15, 2011 (such redemption price being set forth in the tables appearing above under the fourth paragraph under the caption “Optional Redemption”), plus (ii) all required interest payments due on such note through February 15, 2011 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of us and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under “Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of “Repurchase at the Option of Holders — Asset Sales.”

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $5.0 million;

(2) a transfer of assets or rights between or among us and our Restricted Subsidiaries or between or among our Restricted Subsidiaries;

(3) the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets or rights in the ordinary course of business;

(4) a Restricted Payment that is permitted by “Certain Covenants—Restricted Payments” or a Permitted Investment;

(5) the sale, lease, conveyance or other disposition of property or assets acquired within the twelve month period prior to such sale, lease, conveyance or disposition in preparation for a sale and leaseback transaction relating to such property or assets;

(6) an issuance of Equity Interests by one of our Restricted Subsidiaries to us or another Restricted Subsidiary;

(7) the sale or other disposition of cash or Cash Equivalents; and

(8) the transfer or sale of Capital Stock in connection with the formation of the Specified Japan Joint Venture.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without a payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, any and all shares, including common stock and preferred stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) the currency of any country in which we or any of our Restricted Subsidiaries conducts business (in an amount not to exceed an amount reasonably necessary to the conduct of our business in such country, including, for this purpose, the proceeds of Asset Sales);

(3) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(4) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our property and assets and the properties and assets of our Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture), other than one or more Subsidiary Guarantors;

(2) the adoption of any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the provisions of the indenture);

(3) any Person or Group shall be or become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding Capital Stock; or

(4) the replacement of a majority of our Board of Directors over a two-year period from the directors who constituted our Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill, financing costs and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any expenses or charges related to any public or private sale of Capital Stock of the Company, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture (in each case whether or not consummated) or to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income; plus

(6) the amount of any non-recurring restructuring charges or reserves deducted in such period in computing Consolidated Net Income, including any one-time, non-recurring costs incurred in connection with the closure and/or consolidation of facilities; plus

(7) the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income; plus

(8) any non-cash compensation charge in such period arising from any grant of stock, stock options or other equity-based award; plus

(9) any non-cash pension and other post-employment benefit expense deducted in such period in computing Consolidated Net Income; plus

(10) any non-cash decrease in consolidated GAAP revenue resulting from purchase accounting in connection with any acquisitions permitted hereunder less any non-cash increase in consolidated GAAP revenue resulting from purchase accounting in connection with acquisitions permitted hereunder; plus

(11) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period and the reversal of any accrual of, or cash reserve for, anticipated charges in any period where such accrual or reserve is no longer required); minus

(12) any non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the following non-cash items will be excluded:

(i) the cumulative effect of a change in accounting principles;

(ii) the write-off of any debt issuance costs;

(iii) any non-cash impairment charges relating to goodwill resulting from the application of Statement of Financial Accounting Standards No. 142 (or any successor statement);

(iv) any non-cash SFAS 133 income (or loss) related to hedging activities;

(v) any income (or loss) from discontinued operations;

(vi) any extraordinary, unusual, nonoperating or nonrecurring gain, loss or charge;

(vii) all deferred financing costs written off, premiums paid and other net gains or losses in connection with any early extinguishment of Indebtedness;

(viii) any non-cash impairment charges resulting from application of SFAS 144 and the amortization of intangibles arising pursuant to SFAS 141;

(ix) accruals and reserves that are established within twelve months after the date of the indenture and that are so required to be established in accordance with GAAP, provided that any such accruals or reserves paid in cash shall be deducted from Consolidated Net Income for the period in which paid unless excluded pursuant to another clause of this definition;

(x) any non-cash expense related to recording of the fair market value of interest rate or currency agreements and commodity agreements entered into, in each case, in the ordinary course of business and not for speculative purposes;

(xi) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52;

(xii) the amount of non-cash charges relating to the exercise of options;

(xiii) costs incurred prior to the date of the indenture relating to closing of facilities; and

(xiv) any non-cash expense related to the establishment of allowances or reserves under the application of SFAS 109 attributable to the non-recognition of deferred tax assets.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) our Consolidated Total Indebtedness as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur that is secured by Liens to (2) our Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, provided that whenever pro forma effect is to be given to a transaction, such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio shall be made.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate principal amount or accreted value, as the case may be, of all outstanding Indebtedness of the

Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all of our outstanding Disqualified Stock and all preferred stock of our Restricted Subsidiaries on a consolidated basis, with the amount of such preferred stock equal to the greater of its voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on the date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by us.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the indenture, by and among us, the Subsidiary Guarantors and KeyBank National Association, as administrative agent, and the lenders party thereto, including any related notes, Guarantees, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced (whether after or upon termination or otherwise), restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and including by means of sales of debt securities to institutional investors) in whole or in part under such agreement or agreements or any successor agreement or agreements from time to time under the same or any other agent, lender or group of lenders and including increasing the amount of available borrowings thereunder; provided that such increase is permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders providing for, or acting as initial purchasers of, revolving credit loans, term loans, notes, debentures, securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether after or upon termination or otherwise), restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and including by means of sales of debt securities to institutional investors) in whole or in part from time to time and including increasing the amount of available borrowings thereunder; provided that such increase is permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“CSI Germany” means HBH Medizintechnik GmbH.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by us or one of our Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any

Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with “Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that we and our Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of ours that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of ours.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary whose Total Assets, as of the last day of the most recently completed period for which financial statements are available, do not exceed $15.0 million.

“Existing Indebtedness” means Indebtedness of us and our Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four- quarter reference period; provided, however, that the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based on the average daily balance of such Indebtedness during the four-quarter reference period and using the interest rate in effect at the end of such period (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including any increase in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

provided that whenever pro forma effect is to be given to an acquisition or a disposition, the amount of income or earnings related thereto (including the incurrence of any Indebtedness and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the SEC related thereto) shall be reasonably determined in good faith by one of our responsible senior financial or accounting officers.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or one of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness (excluding accrued expenses or trade payables), of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of ours such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of ours, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of “Certain Covenants—Restricted Payments.” The acquisition by us or any of our Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by us or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of “Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment was made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-recourse Debt” means Indebtedness:

(1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of ours or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or the stock or assets of any of our Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means healthcare products and services (including the lines of business conducted by us and our Restricted Subsidiaries on the date of the indenture) and any businesses ancillary, complementary or reasonably related thereto.

“Permitted Investments” means:

(1) any Investment in us or in one of our Restricted Subsidiaries;

(2) any Investment in Cash Equivalents;

(3) loans and advances to employees and officers of us and our Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.5 million at any one time outstanding;

(4) any Investment by us or any of our Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes one of our Restricted Subsidiaries; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or one of our Restricted Subsidiaries;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance under “Repurchase at the Option of Holders—Asset Sales”;

(6) any acquisition of assets or Capital Stock solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

(7) any Investments received (A) in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business of us or our Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency or other reorganization of any trade creditor or customer or (B) in resolution of litigation, arbitration or other disputes or (C) as a result of foreclosure, perfection or enforcement of any Lien;

(8) Hedging Obligations;

(9) Investments in (x) Permitted Joint Ventures, together with all other Investments pursuant to this clause (9)(x) in an aggregate amount at the time of such Investment not to exceed $30.0 million outstanding at any one time and (y) the Specified Japan Joint Venture;

(10) payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) repurchases of the notes;

(12) receivables owing to us or our Restricted Subsidiaries created or acquired in the ordinary course of business;

(13) Investments in existence or made pursuant to legally binding written commitments in existence on the date of the indenture, and any extension, modification, replacement or renewal thereof;

(14) Guarantees issued in accordance with the covenant described under the heading “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and performance or completion Guarantees in the ordinary course of business;

(15) Investments of a Restricted Subsidiary acquired after the date of the indenture, or of an entity acquired by, merged into, amalgamated with, or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under the heading “Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the indenture, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(17) Investments representing amounts held for our employees and employees of our Restricted Subsidiaries under deferred compensation plans; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by us or our Restricted Subsidiaries under such plan;

(18) any Investment in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of us or one of our Restricted Subsidiaries or an employee stock ownership plan or similar trust) of our Capital Stock (other than Disqualified Stock); provided that the amount of any net cash proceeds that are utilized for such Investment will be excluded from clause 3(B) of the second part of the first paragraph set forth under “Certain Covenants—Restricted Payments”; and

(19) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $25.0 million.

“Permitted Joint Venture” means any joint venture that we or any Restricted Subsidiary is a party to that is engaged in a Permitted Business.

“Permitted Liens” means:

(1) Liens on property or assets of our Restricted Subsidiaries that are not Subsidiary Guarantors securing Indebtedness and other Obligations permitted to be incurred pursuant to clause (15) under the definition of Permitted Debt under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or securing Hedging Obligations with respect thereto;

(2) Liens in favor of us or the Subsidiary Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any Subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or such Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by us or any of our Subsidiaries; provided that such Liens were in existence prior to, and were not incurred prior to contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired, or financed, with such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) pledges or deposits in the ordinary course of business to secure lease obligations or nondelinquent obligations under workers’ compensation, unemployment insurance or similar legislation;

(10) Liens imposed by law, such as carrier’s, supplier’s, workmen’s, warehousemen’s, landlord’s, materialmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business;

(11) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of our and our Restricted Subsidiaries’ business or assets taken as a whole;

(12) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by the same property securing the Hedging Obligations;

(13) Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any property or assets other that the property or assets that secure the Indebtedness being refinanced;

(14) Liens created for the benefit of or securing the Notes and the Subsidiary Guarantees;

(15) Liens arising out of judgments, decrees, orders or awards in respect of which we shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired and Liens arising from final judgments only to the extent, in an amount and for a period not resulting in an Event of Default with respect thereto;

(16) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other Obligations of such Unrestricted Subsidiary;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business;

(18) Licenses of intellectual property granted in the ordinary course of business;

(19) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the indenture;

(21) Liens on specific items of inventory or other goods and proceeds of any Person securing such Persons obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22) Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries;

(23) Liens arising from UCC financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(24) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(25) Liens incurred by us or any Restricted Subsidiary of ours with respect to obligations that do not exceed $30.0 million at any one time outstanding; and

(26) Liens securing Obligations in respect of any Indebtedness that was permitted to be incurred under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that at the time of incurrence of and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.00 to 1.00.

“Permitted Refinancing Indebtedness” means any Indebtedness of ours or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund or discharge other Indebtedness of ours or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, refunded or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged; and

(4) such Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, refunded or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Offering” means any public or any private offering of our Capital Stock (excluding Disqualified Stock).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us which shall be substituted for Moody’s or S&P or both, as the case may be.

“Replacement Assets” means any properties or assets used or useful in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Debt” means:

(1) with respect to us, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2) with respect to any Subsidiary Guarantor, its Subsidiary Guarantee and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the date of the indenture.

“Specified Japan Joint Venture” means a joint venture formed by CooperVision Japan, Inc. (including by the issuance by CooperVision Japan, Inc. of its Capital Stock, including by sale, transfer, merger, consolidation or other transaction, to any Person), or to which the assets or Capital Stock of CooperVision Japan, Inc. are sold, transferred, contributed or otherwise conveyed.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness (whether outstanding on the issue date or thereafter incurred) that is subordinated or junior in right of payment to the notes pursuant to a written agreement, executed by the Person to whom such Indebtedness is owed, to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee of our Obligations with respect to the notes on the terms set forth in the indenture by each of the Subsidiary Guarantors.

“Subsidiary Guarantors” means all of our current Domestic Subsidiaries other than Excluded Domestic Subsidiaries and any other Person that executes a Subsidiary Guarantee in accordance with the provisions of the indenture described above under “Certain Covenants—Additional Subsidiary Guarantees,” and their respective successors and assigns.

“Total Assets” means, as of any date of determination, the sum of the amounts that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as the total assets (after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items) of the Company and its Restricted Subsidiaries.

“Transactions” means the repayment of certain of our existing Indebtedness, the offering of the notes and the entering into of the Credit Agreement.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2011; provided, however, that if the period from the redemption date to February 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C.§§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means any Subsidiary of ours (or any successor to any of them) that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-recourse Debt;

(2) except as permitted by the covenant described under the heading “Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of ours unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours;

(3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of ours or any of our Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of ours or any of our Restricted Subsidiaries.

Any designation of a Subsidiary of ours as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted under “Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ours as of such date and, if such Indebtedness is not permitted to be incurred as of such date under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” we will be in default of such covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by one of our Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and (3) such Subsidiary executes and delivers to the trustee a supplemental indenture providing for a Subsidiary Guarantee.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK ENTRY; DELIVERY AND FORM

The private notes are represented by, and the exchange notes will be represented by, one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”).

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of any of the notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such exchange notes represented by the global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking, S.A. of Luxembourg (“Clearstream, Luxembourg”).

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of we, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account DTC’s interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global notes or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC’s rules and procedures in addition to those provided for under the applicable indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the exchange of outstanding private notes for the exchange notes pursuant to this exchange offer.

This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax consequences of the exchange of the outstanding notes for the exchange notes or the ownership or disposition of the exchange notes. The statements set forth below are not binding on the Internal Revenue Service or on any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

The discussion below deals only with notes held as capital assets within the meaning of the Code, and does not address holders of the notes that may be subject to special rules. Holders that may be subject to special rules include:

•	some U.S. expatriates;

•	banks, thrifts or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	insurance companies;

•	tax–exempt entities;

•	S Corporations;

•	broker–dealers or dealers in securities or currencies;

•	traders in securities;

•	holders whose functional currency is not the U.S. dollar;

•	persons that hold the notes as part of a straddle, hedge, conversion or other risk reduction or constructive sale transaction; and

•	persons subject to the alternative minimum tax provisions of the Code.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership owning and disposing of the notes.

You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of exchanging the outstanding notes for the exchange notes.

The Exchange

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 14, 2007 all dealers effecting transactions in the new securities may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new securities by brokers-dealers. New securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Act.

For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Act.

VALIDITY OF THE SECURITIES

The validity of the exchange notes and the guarantees thereof will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

Our consolidated financial statements and the related financial statement schedule as of October 31, 2006 and October 31, 2005 and for each of the years in the three-year period ended October 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2006 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 31, 2006 financial statements refers to a change in accounting for share-based compensation.

THE COOPER COMPANIES, INC.

OFFER TO EXCHANGE

$350,000,000 principal amount of its 7.125% Senior Notes due 2015 which have been registered under the Securities Act,

for any and all of its outstanding 7.125% Senior Notes due 2015

June 20, 2007